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                                   EXHIBIT 11

                  CONCORDE GAMING CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS


                                                                               Year Ended September 30,
                                                                    -----------------------------------------------

                                                                               1997                     1996
                                                                    -------------------------   -------------------
Weighted average shares outstanding, net of
  treasury stock, beginning of period                                             22,101,739            21,929,793

Adjustments for common stock equivalents (1)                                         125,365               245,622

                                                                    -------------------------   -------------------
Weighted average common and common equivalent
  shares outstanding, end of period                                               22,227,104            22,175,415
                                                                    =========================   ===================


Net earnings                                                        $                930,199    $          557,659
                                                                    =========================   ===================


Net earnings per common and common equivalent share                 $                   0.04    $             0.03
                                                                    =========================   ===================


 (1) Represents adjustments computed under the treasury stock method for stock options and warrants granted at fair market value at date of grant.